UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

MANHATTAN ASSOCIATES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, Georgia 30339

Supplement to Proxy Statement for the Annual Meeting of Shareholders to Be Held on May 14, 2026

This proxy statement supplement, dated April 24, 2026 (the “Supplement”), supplements the definitive proxy statement on Schedule 14A of Manhattan Associates, Inc. (the “Company”), dated April 2, 2026 (the “Proxy Statement”), for the Company’s Annual Meeting of Shareholders to be held on May 14, 2026 (the “Annual Meeting”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

This Supplement Should Be Read in Conjunction with the Proxy Statement.

Except as Specifically Supplemented by the Information Contained Herein, This Supplement does not Modify any Other Information Set Forth in the Proxy Statement.

Updated Shares Outstanding

The following disclosure has been updated to reflect the correct number of outstanding shares of the Company’s common stock as of March 18, 2026 (the “Record Date”).

Shareholders Entitled to Vote

Only holders of record of the Company’s common stock, $0.01 par value per share (“Common Stock”), at the close of business on March 18, 2026 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 59,162,073 shares of Common Stock outstanding and entitled to vote. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges shareholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

April 24, 2026
Atlanta, Georgia